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                                                                  EXHIBIT 10.42

            SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS BETWEEN
                     TRITEAL CORPORATION AND ROBERT D. RUHE


     TriTeal Corporation ("TriTeal") and Robert D. Ruhe ("Employee") agree as follows:

     1. By mutual agreement, Employee submits, and TriTeal accepts, Employee's resignation on October 1, 1997 effective September 30, 1998.

     2. Subject to the provisions of paragraph 3, Employee shall receive the following severance benefits from TriTeal. Employee acknowledges that he is not entitled to receive these benefits, and accordingly, these benefits are being provided to Employee in exchange for the promises and representations of Employee contained in this agreement.

     a. TriTeal agrees to pay Employee compensation at his regular base rate of pay for a period of six (6) months. Payments will be made in equal bi-weekly installments of $5,384.62 on TriTeal's regularly scheduled pay dates. Additionally, Employee will continue to be eligible for the Executive Performance Incentive Plan for the two periods ending December 31, 1997 and March 31, 1998, which is $17,500.00 per period. Employee will be paid an incentive bonus in accordance with the Plan.

     b. TriTeal agrees to pay Employee on April 1, 1998, a lump sum equal to six
(6) months of Employee's regular base rate of pay, that is, $70,000.60.

     c. TriTeal will pay the premiums for COBRA coverage for up to eighteen months following the Employee's termination date provided that Employee is eligible for an elects COBRA coverage. Any life insurance or other deductions selected by Employee shall continue unchanged until March 31, 1998, unless otherwise directed by Employee.

     d. TriTeal will pay to Employee the sum of $50,000.00 upon execution of this Agreement, which will be included in Employee's W-2.

     e. Employee shall draft a reference statement which will be reviewed, approved, and signed by David Y. Chan, President and COO of TriTeal. No other references will be provided by TriTeal without the prior approval of Employee.

     f. Stock options previously granted will continue to vest until September 30, 1998. Employees right to exercise these options will be pursuant to the plan or plans under which they were granted except that the exercise period shall be up to October 31, 1998.

     3. In consideration for the severance benefits provided for in paragraph 2, Employee agrees as follows:

     a. Employee shall not, for a period of one year beginning October 1, 1997, directly or indirectly own, manage, operate, control, consult, or work for any competitor of TriTeal. If Employee begins performing services for any competitor during this time period, TriTeal's obligation to make any further payments under this paragraph shall cease immediately, with no further obligation on the part of TriTeal. Employee shall be responsible for notifying TriTeal in writing of any actions by Employee which would relieve TriTeal of its obligation to continue to provide him with severance benefits pursuant to this paragraph. If Employee fails to so notify TriTeal, Employee shall be obligated to repay TriTeal, with interest at the legal rate, any amounts paid to him after he begins performing services for any competitor prior to September 30, 1998, plus any attorneys' fees and costs incurred by TriTeal in connection with such claim, without affecting the enforceability of the release of claims in favor of TriTeal.

     b. Employee shall not, for a period of one year following the termination of his employment with TriTeal, directly or indirectly solicit any employee of TriTeal to leave TriTeal's employment to perform services for remuneration for any other business or entity. Any knowing breach of the provisions of this paragraph will entitle TriTeal to the return of all amounts paid under this agreement, plus any attorneys' fees







TRITEAL PROPRIETARY                                             ROBERT D. RUHE
CONFIDENTIAL NEED TO KNOW                                    SEPTEMBER 5, 1997
                                                                        PAGE 1

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and costs incurred by TriTeal in connection with such claim, without affecting the enforceability of the release of claims in favor of TriTeal.

     4. Nothing in this agreement is intended to, nor does relieve Employee from any insider trading restrictions to which he may be subject under applicable state and/or federal law, with respect to information he may have obtained as an officer or employee of this company.

     5. Employee acknowledges that during the course of his employment with TriTeal he has had access to confidential information with regard to the business of TriTeal, including, but not limited to, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisitions plans, ideas, discoveries, designs, computer programs, processes, procedures, formulas, improvements or other proprietary or intellectual property of TriTeal ("Trade Secrets"). Employee acknowledges that disclosure or improper use of such Trade Secrets could cause serious and irreparable injury to TriTeal. Accordingly, Employee agrees not to disclose such Trade Secrets to any party without TriTeal's prior written consent, or to use such information in competition with TriTeal at any time.

     6. In exchange for TriTeal's promises as contained in this agreement Employee agrees to irrevocably release and discharge TriTeal, its officers, directors, employees and agents from any and all claims, causes of action or liabilities of any kind relating to or arising from any transactions between them or any other occurrences from the beginning of their relationship until the date this agreement is executed. This release is a general release of all claims and is intended to include claims covered by California Civil Code section 1542, which provides that "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE GENERAL RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     Employee acknowledges that he may discover facts in addition to those now known or believed with respect to the claims he is releasing, but nonetheless agrees that this release will remain in effect.

     7. This Agreement is intended to release and discharge any and all claims Employee may have against TriTeal as set forth in paragraph 6, including but not limited to any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. It is the intent of Employee and TriTeal that this Agreement satisfy the requirements of the Older Workers Benefit Protection Act, Public Law 101-433, codified at 29 U.S.C. ss. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

     a. Employee acknowledges and agrees that he has read and understands the terms of this Agreement.

     b. Employee acknowledges that he has been given a full opportunity to consult with his own lawyer with respect to the matters referenced in this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

     c. Employee acknowledges that he has been given at least twenty-one days in which to consider whether or not to enter this Agreement.

     d. This Agreement shall not become effective or enforceable until seven days after Employee signs this Agreement.

     8. All disputes of any kind and nature arising under, or by virtue of this Agreement, shall be resolved by submission to final and binding arbitration before the American Arbitration Association located in San Diego, California. The rules of the American Arbitration Association shall govern the arbitration process. However, nothing in this paragraph is intended to apply to actions solely for temporary restraining orders,












TRITEAL PROPRIETARY                                             ROBERT D. RUHE
CONFIDENTIAL NEED TO KNOW                                    SEPTEMBER 5, 1997
                                                                        PAGE 2




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preliminary injunctions and permanent injunctions. The parties agree that arbitration must be initiated within one year after any claimed breach has occurred and that the failure to initiate the arbitration within the one year period constitutes an absolute bar to the institution of new proceedings, unless the breach was concealed by the party against which the breach is claimed, in which case the one-year period shall commence upon reasonable discovery of the breach. In the event of arbitration, any money due Employee shall be paid into an escrow account selected by the arbitrator and dispensed with in accordance with the arbitration decision.

     9. This agreement contains the entire agreement between Employee and TriTeal with respect to the subjects it addresses. All prior or contemporaneous agreement son these subjects are merged in this document. This agreement can only be modified by a writing signed by Employee and an officer of TriTeal.




Dated:  September 7, 1997                              /s/ Robert D. Ruhe
                                                       ------------------------
                                                       Robert D. Ruhe



Dated: September 7, 1997                               /s/ David Y Chen
                                                       ------------------------
                                                       David Y. Chen
                                                       President and COO
                                                       TriTeal Corporation













TRITEAL PROPRIETARY                                             ROBERT D. RUHE
CONFIDENTIAL NEED TO KNOW                                    SEPTEMBER 5, 1997
                                                                        PAGE 3